Exhibit 23.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

To:          The Board of Directors

                TC PipeLines GP, Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 of our report dated March 7, 2003, with respect to the balance sheets of TC PipeLines, LP as of December 31, 2002 and 2001, and the related statements of income, comprehensive income, cash flows and changes in partners’ equity for each of the years in the three year period ended December 31, 2002 included in TC PipeLines, LP’s Annual Report on Form 10-K for the year ended December 31, 2002 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

March 28, 2003